INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment to the Registration Statement of The Arielle Corp. on Form SB-2 (File No. 333-61629) of our Independent Auditors' Report dated August 4, 1999, on the financial statements of Method Products Corp. and subsidiary, appearing in the Prospectus, which is part of the Registration Statement. We also consent to the use of our Independent Accountants' Report dated June 2, 2000 on the unaudited interim financial information as of March 31, 2000, appearing in the Registration Statement as Exhibit 15.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Ahearn, Jasco + Company, P.A.
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AHEARN, JASCO + COMPANY, P.A.
Certified Public Accountants

Pompano Beach, Florida
June 9, 2000